Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE 919 CONGRESS AVENUE / AUSTIN, TEXAS 78701 / (800) 852-1422

TEL OFFSHORE TRUST ANNOUNCES AUCTION PROCESS FOR SALE OF ROYALTY INTEREST

AUSTIN, TEXAS AUGUST 30, 2013—TEL OFFSHORE TRUST (the “Trust”) announced that Chevron U.S.A. Inc. (“Chevron”), as the managing general partner of the TEL Offshore Trust Partnership (the “Partnership”), has commenced a formal auction process for the sale by the Partnership of its overriding royalty interest, or “Royalty,” equivalent to a 20% net profits interest, in certain oil and gas properties located offshore Louisiana (the “Royalty Properties”).  The principal asset of the Trust consists of a 99.99% interest in the Partnership.  In turn, the principal asset of the Partnership is the Royalty.  The Trust’s source of capital is the Trust’s share of the net proceeds from the Royalty Properties under the terms of the Royalty.

Chevron has engaged EnergyNet.com, Inc. (“EnergyNet”) to conduct the marketing process and the related auction for the Royalty, with the bids in the auction currently scheduled to be due on Thursday, September 26, 2013.  EnergyNet is a FINRA-registered broker dealer that provides marketing services to the oil and gas industry.  Potential bidders should contact EnergyNet (by going to www.energynet.com or by calling Toll Free at (877) 351-4488) for further details regarding the process.  The entire Royalty is being marketed for sale; however, the Partnership has reserved the right to sell all or only a portion of its interest in the Royalty.

On October 7, 2008, the Trust announced that production from the two most significant Royalty Properties had ceased following damage inflicted by Hurricane Ike in September 2008.  The Trust has not received a distribution associated with net proceeds from the Royalty since December 2008.  Consequently, the Trust has not been able to make a distribution to holders of Trust units since January 9, 2009.

The platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike. Chevron has completed the work required to clear the remaining infrastructure and abandon existing wells, with estimated costs to the Royalty relating thereto of approximately $19.8 million, approximately $19.76 million of which had been incurred through April 30, 2013. In December 2009, Chevron entered into a participation agreement with Arena Offshore, LP (“Arena”) to assist in the redevelopment as a farmout of portions of Eugene Island 338 and 339. The redevelopment plan provided that three wells were to be drilled from a common open water location in Eugene Island 338 in the second quarter of 2010. The first well was drilled in 2010 but drilling activity was suspended in July 2010. Chevron and Arena revised and amended the participation agreement (as amended, the “Arena Agreement”) in response to the Notice to Lessees No. 2010-N05, “Increased Safety Measures for Energy Development on the OCS,” and the revised redevelopment plan provided for setting a platform at Eugene Island 338 and drilling wells into Eugene Island 338 and Eugene Island 339 from the platform. Pursuant to the terms of the Arena Agreement, Arena could earn an assignment of 65% of Chevron’s working interests in Eugene Island 338 and Eugene Island 339 following completion of certain drilling and development operations. Following completion of the first well on Eugene Island 339 by Arena and other drilling and development operations in the fourth quarter of 2012, Chevron assigned 65% of Chevron’s working interests in Eugene Island 338 and Eugene Island 339 to Arena, effective as of December 15, 2009, the effective date of the Arena Agreement. In accordance with the Arena Agreement, the working interest assigned to Arena is not burdened by the Royalty, and the Royalty held by the Partnership with respect to such properties had been reduced proportionately. As a result of such assignment, the Royalty held by the Partnership on Eugene Island 339 has been reduced by 65%.

Production at Ship Shoal 182/183 ceased following damage inflicted by Hurricane Ike in September 2008. While the hurricane caused limited surface damage to the facilities at Ship Shoal 182/183, all of the wells at Ship Shoal 182/183 were shut-in following hurricane-related damage to a third-party transporter’s natural gas pipeline. The third-party transporter’s natural gas pipeline repairs were completed and gas sales at Ship Shoal 182/183 were restored on June 26, 2009. However, the pipeline was shut down in mid-September 2009 for additional repairs. Production sales for both oil and natural gas at Ship Shoal 182 and 183 were restored on October 8, 2009 following completion of such additional repairs. Production ceased at Ship Shoal 182/183 in late March 2010 due to a leak in the oil pipeline that services Ship Shoal 182/183. Such pipeline was repaired and Ship Shoal 182/183 was reopened on May 1, 2010 after a 36-day shut-in. In November 2010, the platform at Ship Shoal 182/183 was shut-in for tank replacement and production has slowly returned thereafter. Production was shut-in on multiple occasions during 2012 for various facility improvement projects during which time production was temporarily impacted.

Total future net revenues attributable to the Partnership’s interest in the Royalty were estimated at $14.5 million as of October 31, 2012.  However, there are not likely to be distributable net proceeds from the Royalty Properties for the foreseeable future.  Because of the lack of receipt of net proceeds, the Trust has in the past not had sufficient cash flow to pay expenses on a current basis and does not currently expect to have sufficient cash flow to pay expenses on a current basis.

On March 11, 2011, the trustees of the Trust (the “Trustees”) provided written notice to Chevron that, pursuant to the Trust’s trust agreement, the Trust needed funds to pay for liabilities of the Trust and that the Trustees therefore instructed Chevron, as the managing general partner of the Partnership, to sell such portion, and only such portion, of the Royalty that would provide the Trust with a current distribution equal to $2,000,000 from the proceeds of such sale.

On October 27, 2011, the Trust issued a press release announcing that the Partnership had consummated the sale of 20% of the Royalty to RNR Production, Land and Cattle Company, Inc. (“RNR Production”). The sale generated $1,600,000 in gross proceeds and occurred as part of a formal auction process for the Royalty. The Trust received from the Partnership a distribution of approximately $1,485,851, representing 99.99% of the net proceeds from the sale of $1,486,000. The Trust used such net proceeds solely for the payment of expenses of the Trust.

On July 11, 2012, the Trustees provided written notice to Chevron that, pursuant to the Trust’s trust agreement, the Trust needed funds to pay for liabilities of the Trust and that the Trustees therefore instructed Chevron, as the managing general partner of the Partnership, to sell a portion of the Royalty so that the Trust will have sufficient funds to pay its liabilities. The Trustees initially contacted RNR Production to determine its interest in purchasing the additional five percent (5%) of the Royalty pursuant to the Option Agreement entered into between the Partnership and RNR Production in connection with the Partnership’s previous sale of 20% of the Royalty to RNR Production. After RNR Production indicated that it was not interested in purchasing an additional part of the Royalty pursuant to the Option Agreement, the Trustees, by letter dated October 16, 2012, provided written notice to Chevron to proceed with an alternative sale process to sell such portion, and only such portion, of the Royalty that would provide the Trust with a current distribution equal to $1,000,000 from the proceeds of such sale. Based on a recommendation from Chevron, as the managing general partner of the Partnership, Chevron marketed for sale by the Partnership the entire Royalty; however, the Trust reserved the right to sell only a portion of the Royalty. Also based on a recommendation from Chevron, Chevron engaged EnergyNet to conduct the marketing process and related auction of the Royalty. EnergyNet handled the Partnership’s sale of a portion of the Royalty to RNR Production in 2011. In December 2012 following the due date for any bids for the purchase of the Royalty, the Trustees instructed Chevron to delay any further action with respect to the proposed sale by the Partnership of the Royalty.

On May 23, 2013, the Trust executed a demand promissory note for $300,000 payable to The Bank of New York Mellon, N.A., an affiliate of The Bank of New York Mellon Trust Company, N.A., acting as lender. The promissory note evidences an extension of credit for borrowed money authorized under Section 6.08 of the Trust’s trust agreement. The promissory note is due and payable in cash on the earliest to occur of (i) the date written demand for payment is made by The Bank of New York Mellon, N.A. or (ii) May 23, 2014. The promissory note accrues interest at a rate per annum equal to one-half percent (0.5%). Proceeds from the promissory note have been, and will continue to be, used solely for the payment of expenses of the Trust and no distributions will be made to Trust unitholders until the promissory note has been repaid in full.

Based on the continuing expenses of the Trust and the lack of any distributions and any assurances as to the actual timing of any future distributions, on July 12, 2013, the Trustees provided written notice to Chevron that, pursuant to the Trust’s trust agreement, the Trust needed funds to pay for liabilities of the Trust and that the Trustees therefore instructed Chevron, as the managing general partner of the Partnership, to sell a portion of the Royalty, and only such portion, that will provide the Trust with a current distribution equal to $1,000,000 from the proceeds of such sale. Based on a recommendation from Chevron, as the managing general partner of the Partnership, Chevron is marketing for sale by the Partnership the entire Royalty; however, the Trust has reserved the right and expects to sell only a portion of the Royalty. Also based on a recommendation from Chevron, Chevron has again engaged EnergyNet to conduct the marketing process and related auction of the Royalty. The Trustees are in ongoing discussions with Chevron regarding the sales process. There can be no assurance that such a sale of interests in the Royalty will be consummated, or as to the terms, conditions and timing of such a sale of interests in the Royalty. In addition, there is no assurance that the proceeds, if any, from any such sale of interests in the Royalty will be sufficient to fund the continuing expenses of the Trust and the Trustees will continue to evaluate all other options available for the Trust.

This press release contains forward-looking statements.  Although the managing general partner of the Partnership has advised the Trust that the managing general partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The working interest owners of the Royalty Properties alone control historical operating data and handle receipt and payment of funds relating to the Royalty Properties and payments to the Partnership for the related Royalty.  The Trustees cannot assure that errors or adjustments by such working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the timing of capital expenditures, if any, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the valuation, terms and conditions of any potential sales of the Royalty and Royalty Properties, and other factors described in the Trust’s Form 10-K for 2012 under “Part I, Item 1A. Risk Factors” and in the Trust’s Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013 under “Part II, Item 1A. Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors.  The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422